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                                   FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  THE DIVERSIFIED INVESTORS STRATEGIC ALLOCATION FUNDS
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Address of Principal Business Office (No. & Street, City, State Zip Code):
FOUR MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577
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Telephone Number (including area code): (914) 697-8000
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Name and address of agent for service of process:
ROBERT F. COLBY
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FOUR MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577
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         Registrant is filing a Registration Statement pursuant to Section 8(b)
         of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES /X/ NO / /

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the County of Westchester and state of New York on the 18th day of January, 1996.

                                        THE DIVERSIFIED INVESTORS STRATEGIC
                                        ALLOCATION FUNDS

[SEAL]                                     Signature /S/ Robert F. Colby
                                                     --------------------
                                                     (Name of Registrant)


                                                   BY /s/ Robert F. Colby
                                                      --------------------
                                                            (Trustee)

Attest:  /s/ Catherine A. Mohr
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                  (Name)

         Assistant Secretary
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                 (Title)